Exhibit 10.12

This Consulting Agreement (the "Agreement") is entered into on November 12th 2008 by and between RK and Associates , a corporation , ("Consultant") and BioNeutral Laboratories Corporation USA (the "Company").

RECITALS

WHEREAS, the Company is in need of assistance in the Environmental Engineering support area; and

WHEREAS, Consultant has agreed to perform consulting work for the Company in providing managing odor investigations, including characterization, field monitoring, control system design, and construction services support and consulting services and other related activities as directed by the Company;

NOW, THEREFORE, the parties hereby agree as follows:

1. Consultant's Services. Consultant shall be available and shall provide to the Company professional consulting services in the area of managing odor investigations, including characterization, field monitoring, control system design, and construction services support ("Consulting services") as requested.

2. Consideration.

A. STOCK. In consideration for the Consulting Services to be performed by Consultant under this Agreement, the Company will pay Consultant 500,000 shares of Common Stock of BioNeutral Laboratories Corporation USA

B. EXPENSES. Additionally, the Company will pay Consultant for the following expenses incurred while the Agreement between Consultant and the Company exists:

- All travel expenses to and from all work sites

- Administrative expenses;

- Lodging Expenses if work demands overnight stays;

Consultant shall submit written documentation and receipts where available itemizing the dates on which expenses were incurred. The Company shall pay Consultant the amounts due pursuant to submitted reports within 14 days after a report is received by the Company.

3. Independent Contractor. Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold herself out as an employee of the Company.

4. Confidentiality. In the course of performing Consulting Services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to the Company's technology, which information may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.

5. Term. This Agreement shall commence on November 12th 2008 and shall terminate on November 11th 2011, unless earlier terminated by either party hereto. Either party may terminate this Agreement upon Thirty (30) days prior written notice. .

6. Miscellaneous.

6.1 Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

6.2 Binding Effect, Assignment. This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

6.3 Governing Law, Severability. This Agreement shall be governed by the laws of the State of New Jersey. The invalidity or unenforceabihty of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

COMPANY:
By:

CONSULTANT: